EXHIBIT 10.3

                                                              November 23, 2001



Boeing Capital Corporation
500 Naches Avenue SW
3rd Floor
Renton, WA 98055

Ladies and Gentlemen:

Reference is made to The Boeing Company 364-Day Bank Credit Agreement dated as of November 23, 2001 among The Boeing Company ("TBC"), the lenders named therein, JPMorgan Chase Bank, as syndication agent, Salomon Smith Barney Inc. and J.P. Morgan Securities, Inc., as joint lead arrangers and joint book managers, and Citibank N.A., as administrative agent for such lenders (as amended or modified from time to time, the "Credit Agreement"). Capitalized terms used in this letter that are not defined herein have the respective meanings specified in the Credit Agreement.

This letter agreement (the "Letter Agreement") sets forth the terms and conditions whereby TBC and Boeing Capital Corporation ("BCC") agree to designate BCC as a Subsidiary Borrower under the Credit Agreement.

1. BCC shall have the irrevocable right to borrow up to $2,000,000,000 (the "Maximum Amount") under the terms and conditions of the Credit Agreement.
2. TBC shall not terminate the Credit Agreement or take any other action that would impair BCC's ability to borrow the Maximum Amount under the Credit Agreement.
3. Notwithstanding the foregoing, TBC may take actions with regard to the Credit Agreement (e.g., amendment, restatement, cancellation and replacement) so long as the resulting credit support available to BCC up to the Maximum Amount is acceptable to the nationally recognized rating agencies providing credit ratings for BCC.
4. TBC agrees in advance to approve all BCC actions pursuant to its rights as a Subsidiary Borrower under the Credit Agreement that would require TBC's consent. No written TBC approvals to BCC actions under the Credit Agreement will be required except those written consents explicitly required by the terms of the Credit Agreement (e.g., notice of borrowing, guaranty, and legal opinions).
5. TBC agrees to guaranty unconditionally BCC borrowings up to the Maximum Amount and other obligations of BCC as a Subsidiary Borrower on terms consistent with Exhibit J to the Credit Agreement, including BCC's Notes.
6. TBC and BCC will promptly and duly execute and deliver such further documents and assurances and take such further actions as may from time to time be necessary to carry out the intent and purpose of this Letter Agreement.
7. So that BCC may make a representation in the Borrower Subsidiary Letter relating to the Credit Agreement, TBC certifies to BCC that the Consolidated statement of financial position as of December 31, 2000 and the related Consolidated statement of earnings and retained earnings for the year then ended (copies of which have been furnished to each Lender) correctly set forth the Consolidated financial condition of TBC and its Subsidiaries as of such date and the result of the Consolidated operations for such year, and since such date there has been no material adverse change in such condition or operations that is likely to impair the ability of TBC to repay the Advances.


Please acknowledge your agreement to the foregoing by signing in the space indicated below.

Sincerely,

The Boeing Company


By:     /s/ CAROL A. SEXTON
        _________________________
         Carol A. Sexton
         Assistant Treasurer


Acknowledged and Agreed:

Boeing Capital Corporation

By:      /s/ MICHAEL C. DRAFFIN
        _________________________